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EXHIBIT 99.1

ISCO, INC. RETIREMENT PLU$ PLAN
Financial Statements As Of
And For The Years Ended
July 31, 2002 And 2001
And Supplemental Schedule
As Of
July 31, 2002
And Independent Auditors' Report

ISCO, INC. RETIREMENT PLU$ PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AND INDEPENDENT AUDITORS' REPORT

TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS:
Independent Auditors' Report	47
Statements of Net Assets Available for Benefits	48
Statements of Changes in Net Assets Available for Benefits	49
Notes to Financial Statements	50
SUPPLEMENTAL SCHEDULE:
Form 5500 Schedule H Part IV, Line 4 (i)— Schedule of Assets Held for Investment Purposes—at end of year	53

Schedules not filed herein are omitted because of the absence of the conditions under which they are required.

INDEPENDENT AUDITORS' REPORT

Plan Committee
Isco, Inc. Retirement Plu$ Plan
Lincoln, Nebraska

        We have audited the accompanying statements of net assets available for benefits of the Isco, Inc. Retirement Plu$ Plan (the Plan) as of July 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of July 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of July 31, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

Deloitte & Touche LLP

Lincoln, Nebraska
October 4, 2002

ISCO, INC. RETIREMENT PLU$ PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(Amounts in thousands)

	July 31, 2002	July 31, 2001
Investments, at fair value (Note C)	$22,549	$26,255
Employer contribution receivable	70	303

Net assets available for benefits	$22,619	$26,558

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(Amounts in thousands)

	Year Ended July 31, 2002	Year Ended July 31, 2001
Investment income (loss) (Note C):
Dividends, interest and other income	$354	$2,613
Net realized and unrealized appreciation (depreciation) in fair value of investments	(4,568)	(7,780)

Net investment income (loss)	(4,214)	(5,167)

Contributions:
Employer annual profit sharing	70	303
Employer 401(k) matching	304	166
Participant	990	876

	1,364	1,345

Total additions (reductions)	(2,850)	(3,822)
Benefits paid	(1,089)	(1,284)

Increase (decrease) in net assets available for benefits	(3,939)	(5,106)
Net assets available for benefits:
Beginning of year	26,558	31,664

End of year	$22,619	$26,558

The accompanying notes are an integral part of the financial statements.

ISCO, INC. RETIREMENT PLU$ PLAN

NOTES TO FINANCIAL STATEMENTS
Years ended July 31, 2002 and 2001
(Columnar amounts in thousands, except share/unit data)

Note A.    Description of Plan

        General.    The following brief description of the Isco, Inc. Retirement Plu$ Plan (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. The Plan was established, effective August 1, 1972, to provide retirement benefits for the employees of Isco, Inc. (the Employer). The Plan was last amended effective August 1, 1995. Employees are eligible for participation after they have completed one year of service and are at least 21 years of age. A year of service is defined as the accumulation of 1,000 hours of credited service during a one-year period beginning on the employment date.

        Participant contributions, Employer 401(k) matching contributions, and Employer profit sharing contributions, are invested at American Century Investments at the direction of the plan participants.

        Employer Annual Profit Sharing Contribution.    The Employer makes annual discretionary contributions to the Plan, subject to IRS limitations. The contributed amount received by each participant is based on his or her percentage of total eligible compensation.

        Participant Contributions.    Plan participants may elect to reduce their compensation by a maximum of 12%, subject to IRS limitations. The Employer then contributes the amount of reduction in compensation to the Plan on behalf of each participant.

        Employer 401(k) Matching Contribution.    The Employer is required to match 50% of the contribution made on behalf of each participant electing salary reductions up to a maximum of 5% of the participant's eligible compensation.

        Participant Accounts.    Each participant's account is credited with the participant's contribution, the Employer's matching contribution and the allocated portion of the Employer's annual profit sharing contribution and the forfeited portion of terminated participants' non-vested account balances. Any 401(k) forfeitures are allocated, based on a participant's contributions to the 401(k) plan during the plan year. The Employer's annual profit sharing contribution and related forfeitures are allocated to each participant's account based on the percentage of the participant's eligible compensation for the plan year to the total compensation of all eligible participants for the plan year. Earnings are credited directly to each investment option in which the participant had an investment on the record date of the dividend or interest distribution.

        Vesting.    Participant contributions (i.e. employee salary reduction amounts) are immediately fully vested and non-forfeitable. Employer profit sharing contributions and the Employer 401(k) matching contributions vest 20% upon completion of one year of credited service, increasing 20% per year until fully vested upon completion of five years of credited service.

        Payment of Benefits.    On termination of service due to death, disability or retirement, a participant with a vested balance greater than $5,000 may elect to receive either a lump sum equal to the participant's vested interest in his or her account, or monthly installments. A participant with a vested balance less than $5,000 will receive a lump sum payment equal to the participant's vested account balance.

        Plan participants are eligible for normal retirement at age 65 but may elect to retire at a later date. Upon attainment of 65 years of age, death, or determination of disability, a participant becomes 100% vested regardless of the number of credited years of service completed.

        Plan Expenses.    The employer pays for all costs to administer the plan with the exception of loan origination and loan maintenance fees. This provides an additional benefit to the participant. The administration costs paid by the Employer are not reflected in the Plan's financial statements.

Note B.    Summary of Significant Accounting Policies

        Basis of Accounting.    The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

        Use of Estimates.    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

        Investment Valuation and Income Recognition.    Investments are stated at fair value. Fair value of marketable securities is determined by reference to the closing quoted price by the exchange on which the security is listed or the closing net asset value as reported by the mutual fund. Participant loans are stated at their outstanding principal balance.

        Investment transactions are recognized on a settlement date basis. The net realized and unrealized appreciation (depreciation) of investments is recognized in the statements of changes in net assets available for benefits. The fair value at the beginning of the plan year, or the purchased cost if acquired during the year, is used in determining realized and unrealized gains and losses on the sale of each investment.

        Payment of Benefits.    The Plan's policy is to record benefit payments upon distribution to the participants. Benefits payable to retired and terminated participants were $0 and $87,862 at July 31, 2002 and 2001, respectively.

        Contributions.    The Employer profit sharing contribution is computed as of the end of the Employer's fiscal year and is recorded by the Plan in the corresponding period, but is allocated to participants' accounts in the plan quarter in which the profit sharing contribution is made to the Plan. Participant contributions are recorded in the period in which the bi-weekly payroll deductions are made. The Employer 401(k) matching contributions are also recorded in the period that the payroll deductions are made.

Subsequent Event.

        Effective August 1, 2002, a number of design and administrative changes were made to the Plan. The more significant changes are summarized as follows: 1) The 12% deferral limit on employee directed contributions has been removed; 2) The Plan now accepts rollovers from other qualified plans; and 3) The monthly benefit payment installment option has been removed.

Note C.    Investments

        The following schedule presents the fair values of investments that represent five percent or more of the Plan's net assets.

	July 31 2002	July 31 2001
American Century Stable Asset	$2,282	$1,948
American Century International Growth Fund	1,497	1,813
American Century Ultra Fund	4,704	6,837
American Century Select Fund	5,760	7,898
American Century Balanced Fund	2,117	2,831

        The net appreciation (depreciation) in fair value of investments for the years ended July 31, 2002 and 2001 is summarized as follows:

	2002	2001
Mutual Funds	$(4,698)	$(8,033)
Isco, Inc. common stock	130	253

	$(4,568)	$(7,780)

Note D.    Plan Termination

        Although the Employer has not expressed any intent to terminate the Plan, it may do so at any time by giving 30 days notice to the Plan Committee, the Plan Administrator, and the Trustee. In the event of such termination, Plan assets would be valued and participants' accounts would be adjusted to reflect the allocation of net gains and losses of the underlying investments. At that time, participants' accounts would become fully vested and non-forfeitable.

Note E.    Federal Income Tax Status

        The Plan has received a determination letter from the Internal Revenue Service dated September 7, 1995, which states that the Plan, as amended June 11, 1994, meets the requirements of Section 401(a) of the Internal Revenue Code and is, therefore, exempt from Federal income tax under Section 501(a) of the Code. However, the plan has been amended since the determination letter was received. The Plan administrator believes that the Plan is in compliance with current regulations. Therefore, no provision for income taxes is provided in the financial statements of the Plan.

Note F.    Related Party Transactions

        Plan investments include 74,908 and 73,065 shares of Isco, Inc. common stock with a fair value of $674,000 and $530,000 at July 31, 2002 and 2001, respectively. Isco, Inc. is the plan sponsor and, therefore, these transactions qualify as party in interest transactions.

        All American Century investments are managed by the trustee of the plan and, therefore, these transactions qualify as party in interest transactions.

ISCO, INC. RETIREMENT PLU$ PLAN
PN 001
(Amounts in thousands, except per share/unit data)
Supplemental Schedule

Form 5500 Schedule H Part IV, Line 4(i)—SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
July 31, 2002

Column B	Column C	Column E
Identity of issue, borrower, lessor or similar party	Description of investment including collateral, rate of interest, maturity date, par or maturity value	Current Value
Money Market:
*American Century Stable Asset Fund	2,282,420 Shares	$2,282
Mutual Funds:
*American Century Select Fund	194,994 Shares	5,760
*American Century Balanced Fund	161,592 Shares	2,117
*American Century Diversified Bond Fund	106,990 Shares	1,088
*American Century Ultra Fund	209,700 Shares	4,704
*American Century International Growth Fund	217,324 Shares	1,497
*American Century Vista Fund	63,655 Shares	610
*American Century Equity Index Fund	238,642 Shares	869
*American Century Value Fund	146,935 Shares	911
*American Century Strategic Allocation: Conservative	26,220 Shares	128
*American Century Strategic Allocation: Moderate	78,701 Shares	423
*American Century Strategic Allocation: Aggressive	70,470 Shares	405
T. Rowe Price Small Cap Stock Fund	17,934 Shares	386
Van Kampen Growth & Income Fund	16,775 Shares	247
Other Investments:
*Isco, Inc. Common Stock	74,908 Shares	674
*Participant Loans	Interest rates ranging from 6.00% to 10.75% maturing August 2002 through May 2007	448

		$22,549

*
Party-in-interest

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  EXHIBIT 99.1